Exhibit 99.1

Conn’s Announces Leadership Transition

Chandra Holt Appointed Chief Executive Officer and President

Norm Miller to Transition to Role of Executive Chairman

THE WOODLANDS, Texas, August 4, 2021 - Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced it has appointed Chandra Holt as the Company’s new Chief Executive Officer and President, effective August 9, 2021. She will also join Conn’s Board of Directors increasing the number of directors to nine. Ms. Holt’s appointment as Chief Executive Officer and President of Conn’s follows the Board’s multi-year succession planning process. Ms. Holt succeeds Norm Miller, who will transition to the role of Executive Chairman.

Bob L. Martin, lead independent director of Conn’s Board, commented, “We are excited to welcome Chandra as Conn’s next Chief Executive Officer. Chandra is an experienced leader with a proven track record of innovating to drive growth and profitability for multi-billion-dollar retail businesses, along with demonstrated strength in serving today’s omni-channel consumer with leading edge solutions. As Conn’s continues to successfully execute on its strategic initiatives, we expect the Company to benefit from Chandra’s modern digital approach to retail and customer centric leadership.”

“Today’s announcement is the result of the Board’s succession planning and Norm’s leadership over the past six years. During his tenure as Chief Executive Officer, Norm successfully turned around our financial results, building a disciplined and sophisticated credit platform, refocused our retail strategy and assembled a best-in-class leadership team while driving record profitability. We look forward to Norm’s continued contribution to Conn’s as Executive Chairman as he works with Chandra to drive our customer first growth plan,” continued Mr. Martin.

Norm Miller, Conn’s Chairman, Chief Executive Officer and President, said, “Chandra is a proven executive and veteran leader at some of the largest and most sophisticated retailers in the world. She is the right person to lead the Company through the next phase of our growth. I look forward to working closely with Chandra to ensure a seamless transition.”

Ms. Holt stated, “I am honored to be appointed Chief Executive Officer and President of Conn’s at such an exciting time for the Company. Conn’s enjoys a differentiated value proposition focused on providing consumers with high-quality, name brand products for the home with affordable financing. I believe Conn’s is well-positioned to continue to grow, innovate and capitalize on an enormous market opportunity. I am committed to continuing to serve Conn’s customers through a combination of retail innovation and best-in-class credit offerings, and I am excited to lead Conn’s through the next chapter of the Company’s 131-year history.”

About Chandra Holt

Most recently, Chandra Holt led Walmart’s multi-billion-dollar U.S. eCommerce business, delivering over 70% growth in FY21. Previously, she was the Chief Merchandising and Integration Officer of Walmart.com where she oversaw the integration of Walmart’s stores and eCommerce merchandising divisions during Walmart’s first omni merchandising integration. Before joining Walmart, Ms. Holt held a variety of positions at Sam’s Club, including as the Chief Operating Officer of SamsClub.com. Prior to joining Sam’s Club, Ms. Holt held various leadership roles at Walgreens and Target. Ms. Holt received a B.A. and an M.B.A. from the University of Minnesota.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating 150+ retail locations in Alabama, Arizona, Colorado, Florida, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia.

The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, QLED, 4K Ultra HD, and 8K televisions, gaming products, next generation video game consoles and home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.

This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; the effects of epidemics or pandemics, including the COVID-19 outbreak; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

CONN-G

S.M. Berger & Company

Andrew Berger (216) 464-6400